EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS RECORD THIRD QUARTER SALES, COMP SALES INCREASED 3%

INTRODUCES FOURTH QUARTER GUIDANCE

HOLIDAY SALES START STRONG

PITTSBURGH–December 6, 2017 - American Eagle Outfitters, Inc. (NYSE:AEO) today reported EPS of $0.36 for the third quarter ended October 28, 2017. Excluding restructuring and related charges of $0.01 per diluted share, the company’s Adjusted EPS* was $0.37 for the third quarter. Included in our GAAP and Adjusted EPS is a discrete charge to reserve against a receivable of $14 million, or $0.05 per diluted share, which is recorded in Other Expense.

Jay Schottenstein, Chief Executive Officer commented, “The third quarter produced record sales, sequential margin improvement and marked eleven straight quarters of comp sales growth. Digital sales continued to grow at a rapid pace, while we also saw store sales strengthen. These results validate our investments in product leadership, innovation, quality and brand equity. I’m very pleased to see strong momentum continue into the fourth quarter, positioning us well for the next few critical weeks of the holiday season.”

Third Quarter 2017 Results

•	Total net revenue increased 2% to $960 million from $941 million last year.

•	Consolidated comparable sales were up 3%, following a 2% increase last year.

•	Gross profit of $375 million compared to $378 million last year with a gross margin rate of 39.0% to revenue compared to 40.2% last year, a 120 basis point decline. The reduction in margin rate was due to higher promotions and increased shipping costs associated with a strong digital business.

•	Selling, general and administrative expense declined $3 million, or 1% to $217 million compared to $220 million last year. Positive sales combined with lower expenses drove 80 basis points of leverage to a rate of 22.6% to revenue. Lower incentives and expense discipline were partially offset by higher wages.

•	Operating income of $111 million includes $4 million of restructuring charges related to severance and a lease buy-out. Adjusted operating income* of $115 million compared to $118 million last year with a rate of 11.9% to revenue compared to 12.6% last year.

•	Other expense of $13 million includes a discrete charge of $14 million to reserve against a receivable.

•	EPS of $0.36 and Adjusted EPS* of $0.37 both include a discrete charge of $0.05 per diluted share compared to EPS of $0.41 last year.

*	Adjusted amounts are based on Non-GAAP results, as presented in the accompanying GAAP to Non-GAAP reconciliation.

Shareholder Returns, Cash

The company ended the quarter with total cash of $258 million compared to $292 million last year. Over the past 12 months, we returned $88 million in share buybacks, $89 million in dividends and invested $189 million in capital expenditures, resulting in a lower cash balance.

Inventory

Total ending inventories at cost increased 8% to $534 million, reflecting investments in bottoms, women’s tops and Aerie apparel to support strong sales trends.

Capital Expenditures

In the third quarter, capital expenditures totaled $48 million. We continue to expect fiscal year 2017 capital expenditures in the range of $160 million to $170 million, with roughly half of the spend related to store remodeling projects and new openings, and the balance to support the e-commerce business, omni-channel tools and general corporate projects.

Store Information

This quarter we opened 4 new AE stores, with 1 in Mexico, 1 in Canada and 2 in the U.S. Additionally, we opened 1 new Aerie location in Canada. We also opened 11 international licensed stores and closed 1. The company is on track to close a total of 25 to 30 stores this year. For additional store information, see the accompanying table.

Fourth Quarter Outlook

Based on an anticipated comparable store sales increase in the mid-single digits, management expects fourth quarter 2017 EPS to be approximately $0.42 to $0.44. This guidance excludes potential asset impairment and restructuring charges. Last year’s fourth quarter reported EPS of $0.30 included approximately $0.09 per share of asset impairment, restructuring and related charges. Excluding these items, last year’s fourth quarter adjusted EPS was $0.39. See the accompanying table for the GAAP to Non-GAAP reconciliation.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to http://investors.ae.com to access the webcast and audio replay. Also, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S.

generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico, China and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.ae.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, including fourth quarter 2017 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters, Inc.
Olivia Messina, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	October 28, 2017	January 28, 2017	October 29, 2016
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$257,527	$378,613	$291,667
Merchandise inventory	534,019	358,446	492,602
Accounts receivable, net	77,113	86,634	74,812
Prepaid expenses and other	61,553	77,536	77,768

Total current assets	930,212	901,229	936,849

Property and equipment, net	726,168	707,797	708,488
Intangible assets, net	46,979	49,373	49,993
Goodwill	14,972	14,887	17,315
Non-current deferred income taxes	29,025	49,250	49,627
Other assets	54,424	60,124	60,268

Total Assets	$1,801,780	$1,782,660	$1,822,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$330,716	$246,204	$314,111
Accrued compensation and payroll taxes	43,561	54,184	56,939
Accrued rent	80,580	78,619	79,255
Accrued income and other taxes	17,262	12,220	29,373
Unredeemed gift cards and gift certificates	29,475	52,966	30,130
Current portion of deferred lease credits	12,887	12,780	12,783
Other current liabilities and accrued expenses	38,359	36,810	40,288

Total current liabilities	552,840	493,783	562,879

Deferred lease credits	50,439	45,114	47,677
Non-current accrued income taxes	4,590	4,537	4,573
Other non-current liabilities	30,712	34,657	35,451

Total non-current liabilities	85,741	84,308	87,701

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	588,978	603,890	597,919
Accumulated other comprehensive income	(34,798)	(36,462)	(31,160)
Retained earnings	1,812,821	1,775,775	1,744,227
Treasury stock	(1,206,298)	(1,141,130)	(1,141,522)

Total stockholders’ equity	1,163,199	1,204,569	1,171,960

Total Liabilities and Stockholders’ Equity	$1,801,780	$1,782,660	$1,822,540

Current Ratio	1.68	1.83	1.66

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis 13 Weeks Ended
	October 28, 2017	% of Revenue	October 29, 2016	% of Revenue
Total net revenue	$960,433	100.0%	$940,609	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	585,520	61.0%	562,793	59.8%

Gross profit	374,913	39.0%	377,816	40.2%
Selling, general and administrative expenses	217,146	22.6%	219,912	23.4%
Restructuring charges	3,695	0.4%	—	0.0%
Depreciation and amortization	43,149	4.5%	39,636	4.2%

Operating income	110,923	11.5%	118,268	12.6%
Other (expense) income, net	(13,243)	-1.4%	603	0.0%

Income before income taxes	97,680	10.1%	118,871	12.6%
Provision for income taxes	33,947	3.5%	43,111	4.6%

Net income	$63,733	6.6%	$75,760	8.0%

Net income per basic share	$0.36		$0.42
Net income per diluted share	$0.36		$0.41

Weighted average common shares outstanding - basic	177,288		181,819
Weighted average common shares outstanding - diluted	179,132		184,615

	GAAP Basis 39 Weeks Ended
	October 28, 2017	% of Revenue	October 29, 2016	% of Revenue
Total net revenue	$2,566,826	100.0%	$2,512,619	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,621,441	63.2%	1,534,194	61.1%

Gross profit	945,385	36.8%	978,425	38.9%
Selling, general and administrative expenses	615,842	24.0%	615,503	24.5%
Restructuring charges	18,888	0.8%	—	0.0%
Depreciation and amortization	123,878	4.8%	117,319	4.6%

Operating income	186,777	7.2%	245,603	9.8%
Other (expense) income, net	(19,574)	-0.8%	2,403	0.1%

Income before income taxes	167,203	6.4%	248,006	9.9%
Provision for income taxes	56,997	2.2%	90,179	3.6%

Net income	$110,206	4.2%	$157,827	6.3%

Net income per basic share	$0.62		$0.87
Net income per diluted share	$0.61		$0.86

Weighted average common shares outstanding - basic	178,272		181,196
Weighted average common shares outstanding - diluted	180,260		183,651

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 weeks Ended October 28, 2017
	Operating income	Net income	Diluted income per common share
GAAP Basis	$110,923	$63,733	$0.36
% of Revenue	11.5%	6.6%

Add: Restructuring Related Charges(1):	3,695	2,065	0.01

	3,695	2,065

Non-GAAP Basis	$114,618	$65,798	$0.37
% of Revenue	11.9%	6.8%

(1) - $3.7 million pre-tax restructuring related charges, consisting of:

•	Corporate severance and related charges of ($2.4M) and corporate lease buyout charges of ($1.3M)

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	39 Weeks Ended
	October 28, 2017
	Gross profit	Operating income	Other (expense) income	Net income	Diluted income per common share
GAAP Basis	$945,385	$186,777	$(19,574)	$110,206	$0.61
% of Revenue	36.8%	7.2%	-0.8%	4.2%

Add: Restructuring Related Charges(1):	1,669	20,557	—	12,961	0.08
Add: Joint Business Venture Charges(2):	—	—	9,311	5,870	0.03

	1,669	20,557	9,311	18,831	0.11

Non-GAAP Basis	$947,054	$207,334	$(10,263)	$129,037	$0.72
% of Revenue	36.9%	8.1%	-0.4%	5.0%

(1) - $20.6 million pre-tax restructuring related charges, consisting of:

•	Inventory charges related to the restructuring of the United Kingdom, Hong Kong, and China ($1.7M), recorded as a reduction of Gross Profit

•	Lease buyouts, store closure charges and severance and related charges ($18.9M), which includes charges for the United Kingdom, Hong Kong, and China and corporate overhead reductions, recorded within Restructuring Charges.

(2) - $9.3 million pre-tax charges for the charges related to the planned exit of a joint business venture, recorded within Other (expense) income, net.

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(unaudited)

13 Weeks Ended
January 28, 2017
Diluted income per common share
GAAP Basis	$0.30
% of Revenue

Add: Asset Impairment and Restructuring Charges(1):	0.07
Add: Tax (2):	0.02

Non-GAAP Basis	$0.39
% of Revenue

(1) - $21.2 million pre-tax asset impairments and restructuring charges relating to our wholly-owned businesses in the United Kingdom and Asia.

(2) - GAAP tax rate included impact of valuation allowances on asset impairment and restructuring charges. Excluding the impact of those items resulted in a 33.9% tax rate for the quarter.

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Third Quarter Comparable Sales
	2017	2016
American Eagle Outfitters, Inc. (1)	3%	2%

AE Total Brand (1)	1%	0.4%
aerie Total Brand (1)	19%	21%

	YTD Third Quarter Comparable Sales
	2017	2016
American Eagle Outfitters, Inc. (1)	2%	4%

AE Total Brand (1)	0%	2%
aerie Total Brand (1)	23%	25%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Third Quarter	YTD Third Quarter	Fiscal 2017
	2017	2017	Guidance
Consolidated stores at beginning of period	1,057	1,050	1,050
Consolidated stores opened during the period
AE Brand	4	13	15-20
aerie	1	12	15
Tailgate Clothing Co.	0	0	0
Todd Snyder	0	1	1
Consolidated stores closed during the period
AE Brand	(3)	(13)	(20) - (23)
aerie	0	(4)	(4) - (7)
Todd Snyder	(1)	(1)	(1)

Total consolidated stores at end of period	1,058	1,058	1,050 - 1,061

Stores remodeled and refurbished during the period	14	43	50
Total gross square footage at end of period (in ‘000)	6,641	6,641	Not Provided

International license locations at end of period (1)	205	205	227

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.